UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2010

Puda Coal, Inc.
(Exact name of registrant as specified in its charter)

333-85306
(Commission File Number)

Delaware	65-1129912
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

 426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China
(Address of principal executive offices, with zip code)

011 86 351 228 1302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01     Completion of Acquisition or Disposition of Assets.

On June 25, 2010, Shanxi Puda Coal Group Co. Ltd. (“Shanxi Coal”), a 90% subsidiary of Puda Coal, Inc. (the “Company”), satisfied the conditions precedent and closed a mining right and mining assets transfer agreement dated December 11, 2009 (the “Da Wa Agreement”) with Pinglu County Da Wa Coal Industry Co., Ltd. (“Da Wa Coal”), pursuant to which Shanxi Coal purchased from Da Wa Coal all of its tangible assets and coal mining rights with respect to a coal mine located in Pinglu County, Yuncheng City and Yuanqu County, Shanxi Province of China.  As consideration, Shanxi Coal agrees to pay Da Wa Coal an aggregate purchase price of RMB 190 million (approximately $27.8 million) in cash, of which RMB 46.6 million (approximately $6.8 million) is for the tangible assets and RMB 143.3 million (approximately $21.0 million) is for the mining rights and compensation to Da Wa Coal.  A copy of the Da Wa Agreement is filed as Exhibit No. 10.1 to the Company’s Current Report on Form 8-K filed December 17, 2009, and is incorporated herein in its entirety.  The description of the terms and conditions of the Da Wa Agreement described herein is modified and supplemented by such reference.

Under the Da Wa Agreement, Shanxi Coal paid a first installment in the amount of RMB 28.5 million (approximately $4.2 million) to Da Wa Coal within three days of the execution of the Da Wa Agreement and a second installment in the amount of RMB 123.5 million (approximately $18.1 million)  on June 25, 2010, after the registrations and ownership certificates of the mining rights and land and property deed were transferred to Shanxi Coal.  Shanxi Coal will pay the remainder of the purchase price, RMB 38 million (approximately $5.6 million) upon the one year anniversary of completion of the transfer.  Mr. Ming Zhao, a significant shareholder and Chairman of the Company, serves as guarantor of Shanxi Coal’s obligations under the Da Wa Agreement.

On June 25, 2010, Shanxi Coal satisfied the conditions precedent and closed a mining right and mining assets transfer agreement dated December 11, 2009 (the “Guanyao Agreement”) with Pinglu County Guanyao Coal Industry Co., Ltd. (“Guanyao Coal”), pursuant to which Shanxi Coal purchased from Guanyao Coal all of its tangible assets and coal mining rights with respect to a coal mine located in Pinglu County, Yuncheng City and Yuanqu County, Shanxi Province of China.  As consideration, Shanxi Coal agrees to pay Guanyao Coal an aggregate purchase price of RMB 94.80 million (approximately $13.9 million) in cash, of which RMB 37.6 million (approximately $5.5 million) is for the tangible assets and RMB 57.2 million (approximately $8.4 million) is for the mining rights and compensation of Guanyao Coal.  A copy of the Guanyao Agreement is filed as Exhibit No. 10.2 to the Company’s Current Report on Form 8-K filed December 17, 2009, and is incorporated herein in its entirety.  The description of the terms and conditions of the Guanyao Agreement described herein is modified and supplemented by such reference.

Under the Guanyao Agreement, Shanxi Coal paid a first installment in the amount of RMB 14.22 million (approximately $2.1 million) to Guanyao Coal within three days of the execution of the Guanyao Agreement and a second installment in the amount of RMB 61.62 million (approximately $9 million) on June 25, 2010, after the registrations and ownership certificates with respect to the mining rights and land and property deed were transferred to Shanxi Coal.  Shanxi Coal will pay the remainder of the purchase price, RMB 18.96 million (approximately $2.8 million) upon the one year anniversary of completion of the transfer.  Mr. Ming Zhao, a significant shareholder and Chairman of the Company, serves as guarantor of Shanxi Coal’s obligations under the Guanyao Agreement.

Da Wa Coal and Guanyao Coal have sold their coal mine assets and coal mining rights to Shanxi Coal as a result of the Chinese government’s requirement to close, consolidate and restructure smaller coal mines and the government’s approval of the Company as one of the few coal mine consolidators that has the capacity to acquire and consolidate such coal mines.  Da Wa Coal and Guanyao Coal are closing their coal mine operations and are in the liquidating process.  Shanxi Coal merely acquired the tangible assets and coal mining rights of them in their liquidation process; Shanxi Coal did not acquire or assume any business, customers, vendors, business partners, contracts, employees or goodwill from the sellers, nor did Shanxi Coal assume any indebtedness or liabilities from them.  Pursuant to the above agreements, Da Wa Coal and Guanyao Coal are responsible for canceling or terminating their respective employment contracts (or employment relationships) with their staff, paying all unpaid wage, premium and welfare expenses, and bearing all the expenses caused by the cancellation or termination of the employment contracts.

Neither the Company, Shanxi Coal or their affiliates nor any director, officer or any associate of any such director or officer thereof has any material relationship with Guanyao Coal or Da Wa Coal other than in respect of the agreements.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

The exhibits listed in the following Exhibit Index are filed or furnished, as applicable, as part of this report.

Exhibit No.	Description

10.1
Mining Right and Mining Assets Transfer Agreement, dated December 11, 2009, between Pinglu County Da Wa Coal Industry Co., Ltd. and Shanxi Puda Coal Group Co., Ltd., incorporated by reference to Exhibit No. 10.1 to the Company’s Current Report on Form 8-K filed December 17, 2009.

10.2
Mining Right and Mining Assets Transfer Agreement, dated December 11, 2009, between Pinglu County Guanyao Coal Industry Co., Ltd. and Shanxi Puda Coal Group Co., Ltd., incorporated by reference to Exhibit No. 10.2 to the Company’s Current Report on Form 8-K filed December 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUDA COAL, INC.

Date: June 30, 2010	By:	/s/ Qiong Wu
Qiong Wu
Chief Financial Officer